Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES FINANCIAL RESULTS FOR FIRST QUARTER 2004

SAN DIEGO, CA April 28, 2004 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced financial results for the first quarter ended March 27, 2004.

Net revenues for the first quarter of 2004 totaled $62.2 million and included $12.2 million from the Company’s new Regentek™ division, which was acquired in November 2003, and $0.7 million related to favorable foreign exchange rate changes.  Total net revenues increased 32.3 percent compared with net revenues of $47.1 million reported in the first quarter of 2003 and 8.3 percent compared to pro forma net revenues, including Regentek, of $57.5 million for the first quarter of 2003.  The first quarter of 2004 included 61 shipping days while the comparable 2003 period included 62 days.  On an average sales per day basis, net revenues in the first quarter of 2004 increased 10.1 percent compared to pro forma net revenues for the first quarter of 2003.

Net income for the first quarter of 2004 was $4.0 million, or $0.19 per share, an increase of 139.9 percent compared with net income of $1.7 million, or $0.09 per share, as reported in the first quarter of 2003, and an increase of 116.9 percent compared to pro forma net income of $1.8 million, or $0.10 per share, for the first quarter of 2003.  Net income in the current period and pro forma net income for the 2003 period were reduced by approximately $0.02 per share and $0.03 per share, respectively, due to the impact of short-term Regentek purchase accounting adjustments, which increased costs of goods sold as a result of a step up in the value of acquired inventories and increased operating expenses as a result of the amortization of the value assigned to acquired customer order backlog.

The Company sold 3.16 million common shares in a stock offering completed in February 2004, receiving net proceeds of approximately $56.5 million. The impact of the shares issued in the offering and an increase in the dilutive net effect of outstanding stock options increased the weighted average shares outstanding used to calculate diluted earnings per share to 20.7 million for the first quarter of 2004, compared to 17.9 million shares in the first quarter of 2003.

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“We are pleased to report our first quarter reflecting the full benefit of Regentek’s revenue and earnings contribution,” said Les Cross, president and CEO of dj Orthopedics.  “On an average daily sales basis, pro forma growth of 19.1 percent within our Regentek division once again outpaced the market, suggesting that Regentek continues to gain market share.  Excluding Regentek’s contributions, our first quarter results were also strong, with year over year growth of 8.1 percent on average daily sales within our historical business segments.  Cash flow from operations remained strong at $9.5 million in the first quarter of 2004.  I would like to express my appreciation to the entire team at dj Orthopedics, as well as to our distribution partners, for making the quarter a success.

“With a solid start in 2004, we are on track to achieve our revenue forecast of approximately $260 million for the year.  For the second quarter of 2004, with 64 shipping days, we anticipate revenue will be between $62 million and $64 million.  The second quarter is seasonally our lowest for average daily revenues due to a decrease during this period in the sporting activities that drive portions of our business. The second quarter provides us with an important opportunity to strengthen our future earnings by redeeming all $75 million of our outstanding senior subordinated notes on June 15, 2004.  We expect to use the net proceeds from our recently completed follow-on offering, combined with available cash, to redeem the notes, which will reduce our annual interest expense by approximately $10 million, beginning in the third quarter.  In connection with the redemption, we expect to record a one-time charge in the second quarter of approximately $7.7 million (pretax) to write-off the redemption premium and remaining unamortized debt issuance costs and discounts.”

First Quarter Business Highlights:

•                  The Company launched new rehabilitation products in pain management, rigid knee bracing and lower extremity fracture boots in the first quarter of 2004, including the DonJoy® Pain Control Device, an ambulatory infusion pump for the management of post-operative pain, the DonJoy Defiance® III custom knee brace, a more comfortable brace for professional and collegiate athletes and two new rigid knee braces for treating patients with moderate to severe osteoarthritis of the knee.  The Company also launched a new line of lower extremity fracture boots under the MaxTrax™ brand name, which feature improved shock absorption, stability and natural gait.

•                  The Company remains on schedule and has initiated construction on its new 200,000 square foot built-to-suit manufacturing facility in Tijuana, Mexico.  This facility will consolidate multiple buildings into a single site and will increase dj Orthopedics production capacity.  The Company anticipates occupancy late in the third quarter of 2004.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 5:00 PM, Eastern Time today, April 28, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 6612058.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 30 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s future growth and profitability, growth strategy, the Company’s anticipated financial results for 2004, and the Company’s anticipated redemption of its outstanding senior subordinated notes.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to: implementing our business strategy relative to the acquisition of the bone growth stimulation device business; the continued growth of the bone growth stimulation market; outsourcing certain administrative functions relating to our OfficeCare sales channel; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; our high level of indebtedness; the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our indebtedness; government regulations; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2003 calendar year, filed on March 12, 2004 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data and number of operating days)

	Three Months Ended
	March 27, 2004	March 29, 2003	Pro Forma(1) March 29, 2003

Net revenues	$62,241	$47,054	$57,470
Costs of goods sold	23,359	21,261	23,291
Gross profit	38,882	25,793	34,179
Operating expenses:
Sales and marketing	19,194	12,452	17,517
General and administrative	6,744	6,633	7,702
Research and development	1,378	934	1,147
Amortization of acquired intangibles	1,272	—	1,332
Total operating expenses	28,588	20,019	27,698
Income from operations	10,294	5,774	6,481
Interest expense and other, net	(3,659)	(3,010)	(3,422)
Income before income taxes	6,635	2,764	3,059
Provision for income taxes	(2,655)	(1,105)	(1,224)
Net income	$3,980	$1,659	$1,835

Net income per share:
Basic	$0.20	$0.09	$0.10
Diluted	$0.19	$0.09	$0.10
Weighted average shares outstanding used to calculate per share information:
Basic	19,610	17,902	17,902
Diluted	20,748	17,941	17,941

Number of operating days	61	62	62

(1)  On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire quarter ended March 27, 2004; however, for comparative purposes the Company has included pro forma financial information for the quarter ended March 29, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations.

dj Orthopedics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 27, 2004	December 31, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$65,849	$19,146
Short-term investments	18,509	—
Accounts receivable, net	50,421	43,876
Inventories, net	13,694	15,534
Deferred tax asset, current portion	11,283	11,283
Other current assets	5,058	6,342
Total current assets	164,814	96,181
Property, plant and equipment, net	15,255	15,556
Goodwill, intangible assets and other assets	158,883	161,258
Deferred tax asset	45,199	47,509
Total assets	$384,151	$320,504

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$30,688	$29,015
Long-term debt, current portion	5,000	5,000
Total current liabilities	35,688	34,015
Long-term debt, less current portion	169,194	169,156
Total stockholders’ equity	179,269	117,333
Total liabilities and stockholders’ equity	$384,151	$320,504

dj Orthopedics, Inc.

Unaudited Segment Information

(Dollar amounts in thousands)

	Three Months Ended			Revenues per Day
	March 27, 2004	March 29, 2003	Pro Forma(1) March 29, 2003	March 27, 2004	Pro Forma(1) March 29, 2003
Net revenues:
DonJoy	$24,668	$22,854	$22,854	$404	$368
ProCare	11,339	11,267	11,267	186	182
Regentek(1)	12,206	—	10,416	200	168
OfficeCare	6,403	5,822	5,822	105	94
International	7,625	7,111	7,111	125	115
Consolidated net revenues	62,241	47,054	57,470	$1,020	$927

Gross profit:
DonJoy	14,495	12,579	12,579
ProCare	4,213	4,460	4,460
Regentek(1)	10,030	—	8,386
OfficeCare	5,180	4,410	4,410
International	4,964	4,344	4,344
Consolidated gross profit	38,882	25,793	34,179

Income from operations:
DonJoy	5,518	5,008	5,008
ProCare	1,795	2,253	2,253
Regentek(1)	1,902	—	707
OfficeCare	1,028	132	132
International	2,341	2,092	2,092
Income from reportable segments	12,584	9,485	10,192
Expenses not allocated to segments	(2,290)	(3,711)	(3,711)
Consolidated income from operations	$10,294	$5,774	$6,481

Number of operating days	61	62	62

(1)  On November 26, 2003, the Company acquired the operations of Regentek.  The results of Regentek’s operations are included in the consolidated results of operations for the entire quarter ended March 27, 2004; however, for comparative purposes the Company has included pro forma financial information for the quarter ended March 29, 2003 as if Regentek was acquired as of January 1, 2003.  The Company uses the pro forma information presented to evaluate and manage the Company’s operations.  The Company is providing this information to allow for additional financial analysis of the Company’s results of operations. For the three months ended March 27, 2004, Regentek income from operations has been reduced by amortization of acquired intangible assets amounting to $1.3 million.

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